Exhibit 99.1

Horizon Bancorporation Reports First Quarter Consolidated Earnings

BRADENTON, Fla., April 15 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB)

Horizon Bancorporation, Inc., parent company of Horizon Bank, today reported first quarter 2008 consolidated earnings of $301 Thousand ($0.16 per fully diluted share). The Company is now $199 Million in assets, which represents a 10% growth rate (annualized) for the first quarter of 2008. The Bank had $158 Million in loans and $163 Million in deposits as of March 31, 2008.

For the first quarter of 2007, net earnings were also $301 Thousand. Therefore, on a year over year comparison earnings growth was flat. Earnings were impacted by compression of the interest rate margin in relation to the large drop in the Fed Funds rate and the corresponding effect on Prime floating assets in the Bank. Part of this interest rate exposure was offset by an interest rate hedge position that the Bank sold and realized a gain for the first quarter. The Bank expects further compression of rates into the second quarter of the year, but interest margins should improve in the second half of the year as approximately $50 Million of short-term liabilities (certificates of deposit) will re-price in the lower rate environment over the next two quarters.

Non-performing assets increased slightly ($143 Thousand) from the end of the year and now total $3.35 Million in non-performing loans ($1.28 Million) and other real estate owned (OREO) ($2.07 Million). The Bank realized progress in addressing the problem loans as it converted approximately $1 Million of non-performing loans to OREO in the first quarter and can now market these properties and reduce the non-performing category. The foreclosure activity did create higher legal expenses and OREO expenses (predominately paying back property taxes). Non-performing assets on March 31, 2007 were $3.17 Million with a high balance over the last 12 months of $4.3 Million at the end of the third quarter of 2007.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto). The Bank plans to open a branch in Hillsborough County (Brandon) in the summer of 2008.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE Horizon Bancorporation, Inc.